CERTIFICATE OF LIMITED PARTNERSHIP

OF

Cinergy Mexico Holdings, LP

        This Certificate of Limited Partnership of Cinergy Mexico Holdings, LP (the “Company”), is being duly executed and filed by the undersigned, as an authorized officer, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17, does hereby certify as follows.

I.     The name of the limited partnership shall be: Cinergy Mexico Holdings, LP

    II.        The address of the Partnership’s registered office shall be: c/o The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, or such other location as the Company by consent shall determine. The initial registered agent of the Company shall be: The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801, or such other location as the Company by consent shall determine. Either the registered office or the registered agent may be changed in the manner provided by law.

    III.        The name and mailing address of the general partner is as follows:

NAME	ADDRESS

Cinergy Mexico General, LLC	139 East Fourth Street Cincinnati, OH 45202

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership on this _____ day of February 2004.

Cinergy Mexico General, LLC (Its General Partner)

/s/Richard G. Beach Richard G. Beach Authorized Officer